EXHIBIT 23

 CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Avado Brands, Inc.

We consent to the incorporation by reference in the registration statement to be filed on Form S-8 (No. 333-56138) of Avado Brands, Inc. of our report dated March 25, 2002, with respect to the consolidated balance sheets of Avado Brands, Inc. and subsidiaries as of December 30, 2001 and December 31, 2000 and the related consolidated statements of earnings, shareholders’ equity (deficit) and comprehensive income, and cash flows for each of the years in the three-year period ended December 30, 2001, which report appears in the 2001 Annual Report on Form 10-K of Avado Brands, Inc.

                                              /s/ KPMG LLP

Atlanta, Georgia
April 1, 2002